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                               THE MONITOR FUNDS
                              MULTIPLE CLASS PLAN

This Multiple Class Plan ("Plan") is adopted by THE MONITOR FUNDS (the "Trust"), a Massachusetts business trust, with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.

Purpose

1. This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), so as to allow the Trust to issue more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the Rule and to make payments as contemplated herein.

2.  Separate Arrangements/Class Differences

    a. Designation of Classes: The Funds set forth on Exhibit A offer two classes of shares: Investment Shares and Trust Shares.

    b. Sales Load and Expenses: Purchases of Investment Shares are subject to a sales load as described in the Investment Shares Prospectus. The only expenses allocated to Investment Shares as a class are the expenses incurred under the applicable distribution plan adopted pursuant to Rule 12b-1.

    c. Distribution of Shares: Investment Shares may be purchased through The Huntington Investment Company, Huntington Personal Bankers or the Mutual Fund Services Center as well as from the Distributor. Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, systematic withdrawal and purchases at net asset value as they relate to Investment Shares, are as described in the applicable prospectus. Trust Shares may be purchased through procedures established by the Distributor in connection with the requirements of fiduciary, advisory, agency and other similar accounts maintained by or on behalf of customers of Huntington Bank or its affiliates or correspondent banks.

    d. Minimum Investment Amounts: The minimum investments in the Covered Classes is $1,000.00 with minimum subsequent investments set at $50,00 for Investment Shares and $500.00 for Trust Shares.

    e. Voting Rights: Shareholders of each class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class, except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of shareholders of a particular Fund or class, and (ii) only holders of Investment Shares will be
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entitled to vote on matters submitted to shareholder vote with respect to the
Rule 12b-1 Plan applicable to that class.

3.   Expense Allocations

     The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the Investment Shares class of the applicable Fund, and constitute the only expenses allocated to one class and not the other.

4.   Exchange Features

     Shareholders may exchange Trust Shares in any Fund for Trust Shares in any other Fund at the respective net asset values next determined after receipt of the request in good order. Shareholders may exchange Investment Shares in any Fund for Investment Shares in any other Fund offering Investment Shares at the respective net asset value next determined after receipt of the request in good order, plus any applicable sales charge. No sales charge applies when Investment Shares are exchanged from a Fund that imposes a sales charge to a Fund with no sales charge. If a shareholder seeks to exchange Investment Shares of a Fund that does not impose a sales charge for Investment Shares of a Fund that imposes a sales charge, the shareholder will be required to pay the applicable sales charge of the Fund into which the Investment Shares are exchanged. In all cases, shareholders will be required to a sales charge only once.

5.   Effectiveness

     This Plan shall become effective with respect to each class, (i) to the extent required by the Rule, after approval by a majority vote of: (a) the Trust's Board of Trustees; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan, and/or (ii) upon execution of an exhibit adopting this Plan with respect to such class.
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                                   EXHIBIT A
                                    to the
                              Multiple Class Plan
                               THE MONITOR FUNDS
                               Investment Shares
                                 Trust Shares

                         The Monitor Money Market Fund
                 The Monitor Ohio Municipal Money Market Fund
                  The Monitor U.S. Treasury Money Market Fund
                            The Monitor Growth Fund
                     The Monitor Mortgage Securities Fund
                        The Monitor Ohio Tax-Free Fund
                   The Monitor Fixed Income Securities Fund

 This Multiple Class Plan is adopted by The Monitor Funds with respect to the Class(es) of Shares of the portfolio(s) of The Monitor Funds set forth above.

             Witness the due execution hereof this April 18, 1995.

                               The Monitor Funds

                          By: /S/ EDWARD C. GONZALES
                               Title: President
                             Date: April 18, 1995
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                                   EXHIBIT B
                                    to the
                              Multiple Class Plan
                               THE MONITOR FUNDS
                               Investment Shares
                                 Trust Shares

                        The Monitor Income Growth Fund
          The Monitor Short/Intermediate Fixed Income Securities Fund

     This Multiple Class Plan is adopted by The Monitor Funds with respect to the Class(es) of Shares of the portfolio(s) of The Monitor Funds set forth above, effective on January 30, 1997.

     Witness the due execution hereof this October 23, 1995.

                                       The Monitor Funds


                                       By: /S/ DAVID G. LEE
                                       Title: President